FOR IMMEDIATE RELEASE

CONTACT:
Matthew E. Devine                               Joseph N. Jaffoni
Chief Financial Officer                         David C. Collins
Evergreen Media Corporation                     Jaffoni & Collins Incorporated
972/869-9020                                    212/505-3015

                  EVERGREEN MEDIA AND CHANCELLOR BROADCASTING
                       EXTEND OFFER FOR KATZ MEDIA GROUP

Irving and Dallas, Texas, August 14, 1997 -- Evergreen Media Corporation (Nasdaq: EVGM) and Chancellor Broadcasting Company (Nasdaq: CBCA) announced today that they have extended the expiration date of the cash tender offer of their jointly owned subsidiary, Morris Acquisition Corporation, to acquire any and all outstanding shares of common stock of Katz Media Group, Inc. (AMEX:
KTZ) at a price of $11.00 per share to 5:00 p.m., New York City time, on Thursday, September 25, 1997. The offer had previously been scheduled to expire at 12:00 midnight, New York City time, on Thursday, August 14, 1997. As of 5:00 p.m., New York City time, on August 14, 1997, 12,813,130 shares of Katz Media common stock had been validly tendered and not withdrawn in the offer.

As previously announced, Evergreen Media received a request for additional information from the United States Department of Justice with respect to its filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the offer. The offer is being extended in order to afford Evergreen Media additional time to comply with the request for additional information.

Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media, representing radio and television stations, cable television systems and Internet media outlets. The company is exclusively retained by over 2,000 radio stations, 340 television stations and 1,500 cable systems to sell national spot advertising air time throughout the United States.

Chancellor Broadcasting and Evergreen Media own and operate radio stations across the United States.



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